Exhibit (E)(4)

PROMISSORY NOTE

$5,000,000.00	Marina Del Rey, California
July 17. 2001

     For value received, the undersigned, CALPROP CORPORATION a California Corporation, (“Maker” or “Borrower”), promises to pay to the order of CURCI-TURNER COMPANY, LLC, A California Limited Liability Company, (“Holder” or “Lender”), at 717 Lido Park Drive, Newport Beach, California 92663 or at such place as may be designated in writing by Holder, the principal sum of Five Million Dollars ($5,000,000.00), or so much of that sum as may be advanced from time to time to Maker by Holder under this Promissory Note, together with interest upon such sums as shall be advanced hereunder, as of the date of advancement, at the rate of Fifteen Percent (15%) per annum, (the “Interest Rate”), based on a 365 day year and charged on the basis of actual days elapsed.

     1. Payment Schedule, Maturity Date. This loan shall be repaid as follows:

     A. Interest only shall be payable monthly as it accrues on the principal from time to time outstanding, commencing on the first (1st) day of August, 2001 and continuing on the first day of each consecutive month thereafter.

     B. Except as otherwise provided herein, all outstanding principal and accrued interest shall be due and payable in full on July 16, 2004, (the “Maturity Date”), unless the Maturity Date has been extended in writing by mutual agreement of the parties.

     2. Application of Payments. All Interest on this Note shall accrue from the date of advance or disbursement and be calculated on the basis of a three hundred sixty five (365) day year. Each payment to Holder shall be first applied to the payment of fees, costs and expenses for which Maker Is liable hereunder, next to the payment of accrued Interest, then to the reduction of principal. This note shall continue to bear interest at the Interest Rate (or at the Default Rate if and so long as any Event of Default exists), until and including the date of collection. Interest, which is not paid when due, shall be compounded monthly and shall bear interest at the Default Rate, described below.

     3. Prepayment. At any time up through July 16, 2002, the outstanding principal of this Note may be prepaid in whole or in part by Maker upon payment to Holder of a prepayment penalty of $750,000.00. Said prepayment penalty of $750,000.00 shall be reduced by the total amount of all interest paid by Maker to Holder on the Promissory Note up to the time of prepayment This Note may be prepaid without penalty any time after one year from the date hereof.

     4. Default. Acceleration. Maker agrees that it shall be an “Event of Default” hereunder.

        (a) If Maker fails to pay: (i) any installment of interest within ten (10) days after the due date thereof; (ii) principal after the due date thereof; or (iii) within ten (10) days following written demand for the payment of any other charge or sum when due under the terms of this Note; or

         (b) It a breach In the terms or an Event of Default occurs in the performance of any obligation, covenant or agreement of Guarantor contained in the Stock Pledge Agreement, as defined below.

     Upon the occurrence of an Event of Default the entire principal sum, with accrued interest thereon due under this Note, shall, at the option of Holder, become Immediately due and payable, and Holder shall be entitled to collect all such amounts and to enforce any and all remedies provided In the Stock Pledge Agreement.

     5. Late Charge Default Rate. In the event any amount due under this Note is not paid when due and shall remain unpaid at the end of the tenth (10) day after the date on which it is to be paid, Maker shall pay to the Holder a late charge equal to five percent (5%) of the amount so delinquent, the parties recognizing that the late charge is a reasonable approximation of an actual loss which would be difficult to estimate. The late charge shall be assessed for each such monthly installment or amount in default, shall be due and payable with such payment without demand being required and shall be fully secured by the Stock Pledge Agreement. The imposition or collection of the late charge from time to time shall not be in lieu of any other remedy of the Holder, and the failure to collect the same shall not constitute a waiver of the Holder’s right to require such payment for past or future defaults. If and so long as any Event of Default exists under this Note, the Interest Rate on this Note and on any judgment obtained for the collection of this Note, shall be increased from the date of default to a rate, (the “Default Rate”), equal to five percent (5%) per annum higher than the Interest Rate.

     6. Collateral. This Note is guaranteed by Victor Zaccaglin pursuant to a Personal Guaranty secured by Stock Pledge Agreement (the “Stock Pledge Agreement”), of even date herewith encumbering 3,000,000 shares of common stock of Calprop Corporation, (the “Collateral”).

     7. Costs of Collection. Maker promises to pay all costs, expenses and attorney’s fees incurred by the Holder hereof in the exercise of any remedy (with or without litigation), in any proceeding for the collection of the debt or the realization upon any other security securing this Note, in protecting or sustaining the Collateral, or in any litigation or controversy arising from or connected with this Note or the Collateral. Maker shall also pay all of Holder’s costs and attorney’s fees incurred in connection with any demand, workout, settlement, compromise or other activity In which Holder engages to collect any portion of this debt not paid when due or as a result of any other default of Maker. If a judgment is obtained thereon which includes an award of attorney’s fees, such attorney’s fees costs and expenses shall be in such amount as the court shall deem reasonable, which judgment shall bear interest at the Default Rate from the date it is rendered to and including the date of payment to Holder.

     8. Usury. This Promissory Note represents an evidence of indebtedness as defined In California Corporations Code Section 25117. Calprop represents and warrants to Holder that Calprop has its common stock listed on a national securities exchange. Notwithstanding the foregoing, if any court of competent jurisdiction should determine that the Interest Rate exceeds that which is statutorily permitted for this type of transaction, the Interest Rate shall be reduced to the highest rate permitted by applicable law, with any excess interest collected being applied against principal or, if such principal has been fully repaid, returned to Maker on demand.

     9. Renewals. Maker and all others who may become liable for all or any part of this obligation, consent to any number of renewals or extensions of the time of payment hereof and to the release of any party liable for repayment of the obligations hereunder. Any such renewals, extensions or releases may be made without notice to any of said parties and without affecting their liability.

     10. Waivers. Maker hereby waives presentment, demand of payment, notice of dishonor, protest, notice of nonpayment and any and all other notices and demands whatsoever. No covenant, condition, right or remedy .in this Note may be waived or modified orally, by course of conduct or previous acceptance or otherwise unless such waiver or modification is specifically agreed to in writing executed by Holder. Without limited the foregoing, no previous waiver and no failure or delay by Holder in acting with respect to terms of this Note shall constitute a waiver of any breach, default or failure of a condition under this Note or any obligations contained herein or secured hereby. The undersigned further waives exhaustion of legal remedies and the right to plead any and all statutes of limitation as a defense to any demand on this Note, or to any agreement to pay the same, or to any demands secured by the Collateral for this Note.

     11. Governing Law and Interpretation. This Note shall be governed by and construed in accordance with the laws of the State of California. This Note and all other Loan Documents executed in connection with this Note have been reviewed and negotiated by Maker and Holder at arms’ length with the benefit of or opportunity to seek the assistance of legal counsel and shall not be construed against either party, regardless of who drafted such documents. The titles and captions in this Note are inserted for convenience only and in no way define, limit, extend or modify the scope or intent of this note. Any reference to Holder in this Note shall include any successor to or assignee of Holder. Time is of the essence of this Note and of each and every provision hereof.

     12. Partial Invalidity. If any section or provision of this Note is declared invalid or unenforceable by any court of competent jurisdiction, said determination shall not affect the validity or enforceability of the remaining terms hereof. No such determination in one jurisdiction shall affect any provision of this Note to the extent it Is otherwise enforceable under the laws of any other applicable jurisdiction.

     13. Full Power and Authority. Maker warrants that it has the full power and authority to execute and deliver this Note, and this Note constitutes the valid and binding obligation of Maker, enforceable in accordance with its terms.

     14. No Partnership. Nothing in this Promissory Note is intended to form a partnership, joint venture or tenants in common nor require Holder to participate in any costs, liabilities, expenses or losses to Maker.

     IN WITNESS WHEREOF, the undersigned has executed this promissory note on the day and year set forth above at Marina Del Rey, California.

CALPROP CORPORATION A California Corporation

By:	/s/ Ronald S. Petch, President

Ronald S. Petch, President

By:	/s/ Mark F. Spiro, CFO

Mark F Spiro, Chief Financial Officer

AMENDMENT NO. ONE (1) TO PROMISSORY NOTE

     This Amendment No. One (1) to Promissory Note (the “First Amendment”) is entered into and is to be effective this 7th day of September, 2001 with respect to that certain Promissory Note in the original principal amount of $5,000,000.00 dated July 17, 2001, (the “Promissory Note”), executed by CALPROP CORPORATION, a California Corporation, (the “Maker) in favor of CURCI-TURNER COMPANY, LLC, a California Limited Liability Company, (the “Payee”), and is based upon the following facts:

RECITALS

     A. On July 17, 2001, CALPROP CORPORATION, as Maker, executed the Promissory Note in the principal amount of $5,000,000.00 at Marina Del Rey, California in favor of the CURCI-TURNER COMPANY, .LLC. A copy of the Promissory Note is attached hereto and marked Exhibit “A”;

     B. The parties hereto now which to amend the Promissory Note to delete the entire Section 3 of the Promissory Note related to the prepayment penalty to be incurred In the event the outstanding principal balance is paid prior to July 16; 2002.

     NOW, THEREFORE, in consideration of the promises contained herein, additional to those already made, CALPROP CORPORATION, a California Corporation, hereby agrees to amend the Promissory Note in only the following respects:

     1. Section 3 “Prepayment” is hereby deleted in its entirety and in its place and stead the following sentence is added: This Promissory Note may be prepaid at any time without penalty.

     2. The parties hereby adopt the facts as set forth in the Recitals as the basis for and in consideration of the entering into this Amendment

     3. Except as amended herein, all other terms and conditions of the Promissory Note shall remain unchanged and in full force and effect.

     SIGNATURES APPEAR ON THE FOLLOWING PAGE:

     SIGNATURE PAGE TO AMENDMENT NO. ONE (1) TO PROMISSORY NOTE DATED SEPTEMBER 7, 2001:

CALPROP CORPORATION A California Corporation

By:	/s/ Ronald S. Petch, President

Ronald S. Petch, President

By:	/s/ Mark F. Spiro, CFO

Mark F Spiro, Chief Financial Officer

     I hereby consent to the amendment set forth above.

/s/ Victor Zaccaglin

Victor Zaccaglin, individually, and as Trustee of the Victor and Hannah Zaccaglin Trust dated March 20, 1992

CURCI-TURNER COMPANY, LLC A California Limited Liability Company

By:	/s/ John Curci

John Curci, Its Manager

AMENDMENT NO. TWO (2) TO PROMISSORY NOTE

     This Amendment No. Two (2) to Promissory Note (the “Second Amendment”) is entered into and is to be effective this 16th day of June, 2004 with respect to the Promissory Note in favor of CURC1-TURNER COMPANY, LLC a California Limited Liability Company (the “Payee”) in the original principal amount of $5,000,000.00 dated July 17, 2001, (the “Promissory Note”) executed by CALPROP CORPORATION, a California Corporation, (the “Maker”) and is based upon the following facts:

RECITALS

     A. On July 17, 2001 CALPROP CORPORATION, as Maker, executed the Promissory Note in the principal amount of $5,000,000.00 at Marina del Reay, California in favor of CURCI-TURNER COMPANY, LLC.

     B. On September 2, 2001, the Promissory Note was amended to delete the entire Section 3 of the Promissory Note related to prepayment penalty.

     The parties hereto now wish to amend the Promissory Note to provide for an extension of the Maturity Date.

     1. The Maturity Date of the outstanding principal balance and accrued interest due on the Promissory Note is hereby extended from July 16, 2004 to December 31, 2004.

     2. The parties hereby adopt the facts as set forth in the Recitals as the basis for and in consideration of the entering into this agreement.

     3 Except as amended herein, all other terms and conditions of the Promissory Note shall remain unchanged and in full force and effect.

CALPROP CORPORATION A California Corporation

By:	/s/ Mark F. Spiro, CFO

Mark F Spiro, Chief Financial Officer

CURCI-TURNER COMPANY, LLC A California Limited Liability Company

By:	/s/ John Curci

John Curci, Manager

AMENDMENT NO. THREE (3) TO PROMISSORY NOTE

     This Amendment No. Three (3) to Promissory Note (the “Third Amendment”) is entered into and is to be effective the 31st day of December, 2004 with respect to the Promissory Note in favor of CURCI-TURNER COMPANY, LLC a California Limited Liability Company (the “Payee”), in the original principal amount of $5,000,000 dated July 17, 2001, (the “Promissory Note”) executed by CALPROP CORPORATION, a California Corporation, (the “Maker”) and is based upon the following facts;

RECITALS

A. On July 17, 2001 CALPROP CORPORATION, as Maker, executed the Promissory Note in the principal amount of $5,000,000 at Marina del Rey, California in favor of CURCI-TURNER COMPANY, LLC.

B. On September 2, 2001, the Promissory Note was amended to delete the entire Section 3 of the Promissory Note related to prepayment penalty.

C. On June 16,2004, the parties executed Amendment No. Two (2) to the Promissory Note to extend the Maturity Date until from July 16, 2004 to December 31, 2004.

The parties hereto now wish to amend the Promissory Note to provide for an extension of the Maturity Date.

1) The Maturity Date of the outstanding principal balance and accrued interest due on the Promissory Note is hereby extended from December 31, 2004 to June 30, 2005.

2) The parties hereby adopt the facts as set forth in the Recitals as the basis for and in consideration of the entering into this agreement.

3) Except as amended herein, all other terms and conditions of the Promissory Note shall remain unchanged and in fall force and effect.

CALPROP CORPORATION

A California Corporation

By:	/s/ Henry E. Nierodzik

Henry E. Nierodzik, Chief Accounting Officer

CURCI-TURNER COMPANY LLC A California Limited Liability Company

By:	/s/ John Curci

John L. Curci, Manager